Exhibit 99.1

EDAC Technologies Reports Strong Results for Fiscal 2012 Fourth Quarter

- Sales Reach Record $28.4 Million, including $2.9 Million of EBTEC Sales

- Net Income Rises 31% to $1.5 Million, or $0.26 per Diluted Share

- Full Year Sales of $106.5 Million and EPS of $1.04 also at Record Levels

- Backlog at Quarter-End Totals $304 Million

FARMINGTON, Conn., March 7, 2013 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, reported today that sales for the fourth quarter of fiscal 2012 were a record $28.4 million, an increase of 25% from the fourth quarter of fiscal 2011. The 2012 fourth quarter included sales of $2.9 million from EBTEC Corporation, which the Company acquired on June 1, 2012. Before including EBTEC, the Company’s sales increased 13% from the prior year fourth quarter.

Both the Company’s Aerospace Segment, which includes EBTEC, and its Industrial Segment contributed to EDAC’s year-over-year sales growth and higher profitability.

Gross profit for the fourth quarter of 2012 increased 35% from the fourth quarter of 2011 to $5.5 million, and represented 19.3% of fourth quarter 2012 sales versus 17.9% of sales in the fourth quarter of 2011.

Operating income increased 27% to $2.6 million, compared with the fourth quarter of last year, yielding an operating margin of 9.1% of sales compared with 9.0% in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 increased 31% to $1.5 million, or $0.26 per diluted share, compared with $1.2 million, or $0.21 per diluted share, reported for the fourth quarter of 2011. There were more diluted shares in the 2012 fourth quarter, including 150,523 shares issued as part of the EBTEC purchase.

For full year 2012, EDAC’s sales increased 23% to $106.5 million compared with full year sales of $86.6 million in 2011.  Full year 2012 sales were up 15% before including EBTEC.  Net income for 2012 increased 65% to $5.9 million or $1.04 per diluted share compared with $3.6 million or $0.68 per diluted share in 2011.

The Company’s total long-term debt, including current portion, at December 29, 2012 was $29.8 million.  This includes mortgages on all its current facilities in Connecticut, including Plainville, which is in the process of being sold.  The Company plans to sell other of its Connecticut facilities as it consolidates them into a recently-acquired world-class facility in Cheshire, Conn. and use the proceeds to retire the mortgage debt associated with each facility as it is sold.

The Company’s total sales backlog at December 29, 2012 was to $304.0 million compared with $313.7 million at September 29, 2012 and $252.1 million at the end of fiscal 2011.

Segment Review

The Company has two business segments: the Aerospace Segment, which consists of its EDAC AERO and EBTEC product lines; and the Industrial Segment, which includes the APEX Machine Tool and EDAC Machinery product lines.

Aerospace Segment sales for the fourth quarter of 2012 were a record $20.6 million, an increase of 36% from the fourth quarter of 2011.  This included the sales of EBTEC as well as a 17% increase in the sales of the Company’s legacy EDAC AERO business.

Aerospace Segment operating income increased 15% from the fourth quarter of 2011 to $1.6 million and represented 7.8% of Aerospace Segment sales versus 9.2% of sales in the fourth quarter of 2011.

Industrial Segment sales for the fourth quarter of 2012 increased 4% to $7.8 million compared with the fourth quarter of 2011, reflecting a 4% increase in the sales of Apex Machine Tool and a 3% increase in the sales of EDAC Machinery.

Industrial Segment operating income increased 55% to $1.0 million, compared with the fourth quarter of 2011, and represented 12.4% of Industrial Segment sales versus 8.4% of segment sales in the 2011 fourth quarter.

Summary and Outlook

Dominick Pagano, President and Chief Executive Officer, stated: “Our strong fourth quarter performance capped a record year for EDAC.  The 25% increase in fourth quarter sales was mainly driven by our aerospace segment. In addition to the contribution of EBTEC in the quarter, our legacy aerospace business grew 17% reflecting sales across legacy, current and emerging engine programs, with sales of military and replacement parts especially strong. Our sales also included stationary components for the Dreamliner, and for the GE 90, where we have reached full ramp-up, as well as rotating parts for industrial gas turbines and development parts for Pratt & Whitney’s geared turbofan engine.  We also continued to ramp-up production of parts for Trent 800 and 900 engines. We expect our margins to improve on this program as we optimize the processes for individual parts.

“Our industrial segment also contributed to our fourth quarter growth.  Sales for our Apex Machine Tool product line were better than expected, with favorable product mix and additional sales of complex ground-based turbine parts for power generation. Sales of our EDAC Machinery product line also increased, despite the further push out of a large order into 2013. The profitability of this segment is continuing to benefit from our focus on more full-scale programs and complex parts.

“A major strategic initiative for EDAC in 2012 was the purchase of a state-of-art manufacturing facility in Cheshire, Conn.  The relocation of our operations to Cheshire remains on schedule, with the move and start-up of Apex Machine Tool nearly completed. We expect the majority of the relocation to be completed in 2013 and the majority of the expenses for the move to be recognized this year as well.  Despite these expenses, we expect to achieve further growth in our margins with the efficiencies we will gain in the new facility along with the higher sales we are targeting.

“Based on our strong backlog and current shipment schedule, we expect first quarter 2013 sales, including EBTEC, to be in-line with the 2012 fourth quarter.  We are fully focused on executing our plan to achieve profitable growth in 2013 and beyond.”

Conference Call and Webcast

The Company will host a conference call to review fourth quarter 2012 results today, March 7th, at 10:00 a.m. (Eastern Time). The call will be broadcast simultaneously over the Internet.  Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com.  Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software.  After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.  EDAC’s acquisition of EBTEC Corporation in June 2012 expanded its services to the aerospace and industrial markets to include electron beam welding, laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting as well as expanding its markets to include semiconductors and medical devices. The Company’s acquisition of Smith-Renaud assets in October 2012 added centerless grinding systems and custom precision spindles, completing the EDAC Machinery product line.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:         EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186

- FINANCIAL TABLES FOLLOW –

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands except per share amounts)

	For the three months ended		For the twelve months ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Sales	$28,439	$22,713	$106,468	$86,633

Cost of sales	22,961	18,653	85,573	72,256

Gross profit	5,478	4,060	20,895	14,377

Selling, general and administrative expenses	2,893	2,027	10,743	7,991

Income from operations	2,585	2,033	10,152	6,386

Interest expense	(309)	(230)	(1,217)	(1,015)
Other	128	-	128	8

Income before income taxes	2,404	1,803	9,063	5,379

Provision for income taxes	894	649	3,192	1,829

Net income	$1,510	$1,153	$5,871	$3,550

Comprehensive income	$1,122	$554	$5,552	$2,940

Net income per common share data:
Basic income per share	$0.29	$0.23	$1.13	$0.72
Diluted income per share	$0.26	$0.21	$1.04	$0.68

Weighted average shares outstanding:
Basic	5,264	5,032	5,174	4,959
Diluted	5,748	5,417	5,646	5,237

EDAC TECHNOLOGIES CORPORATION
SEGMENT INFORMATION
(in thousands)

	For the three months ended		For the twelve months ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Sales
Aerospace	$20,590	$15,177	$75,282	$57,918
Industrial	7,849	7,536	31,186	28,715
Total sales	$28,439	$22,713	$106,468	$86,633
Operating profit
Aerospace	$1,610	$1,402	$6,466	$4,093
Industrial	975	631	3,686	2,293
Total operating profit	$2,585	$2,033	$10,152	$6,386

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 29, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash	$3,330	$1,564
Accounts receivable, net	23,240	17,905
Inventories	23,950	20,235
Prepaid expenses and other current assets	709	230
Land & building held for sale	2,736	-
Deferred tax assets	1,901	1,951
Total current assets	55,866	41,885

PROPERTY, PLANT AND EQUIPMENT	76,269	55,464
Less: accumulated depreciation	34,945	31,410
	41,324	24,054
OTHER ASSETS
Goodwill and intangible assets	4,786	-
Other assets	146	114
TOTAL ASSETS	$102,122	$66,053

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$9,850	$2,023
Current portion of long-term debt	5,701	2,450
Trade accounts payable	11,558	8,449
Employee compensation and amounts withheld	2,293	2,449
Accrued expenses	1,903	1,754
Customer advances	517	708
Total current liabilities	31,822	17,833

Long-term debt, less current portion	24,068	12,145
Pension liabilities, less current portion	2,641	2,469
Deferred tax liabilities	7,126	4,990

SHAREHOLDERS' EQUITY:
Common stock	13	13
Additional paid-in capital	14,819	12,522
Retained earnings	25,051	19,180
Accumulated other comprehensive loss	(3,418)	(3,099)
Total shareholders' equity	36,465	28,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$102,122	$66,053